Exhibit 99.1

FOR IMMEDIATE RELEASE

September 13, 2016

Strategic Storage Trust II, Inc. Reports Second Quarter 2016 Results

- Increased Same-Store Revenues by 11.0% for the Quarter and 9.7% Year-To-Date

-Increased Same-Store Average Physical Occupancy by 3.1% for the Quarter and 2.2% Year-To-Date

-Increased Same-Store Annualized Rent per Occupied Square Foot by 7.2% for the Quarter and 6.9% Year-To-Date

LADERA RANCH, CA – September 13, 2016 – Strategic Storage Trust II, Inc. (SST II) announced operating results for the three and six months ended June 30, 2016.

“We are pleased to report our second quarter results,” commented H. Michael Schwartz, CEO of Strategic Storage Trust II, Inc. “We are pleased with our year-over-year same-store occupancy and revenue growth which validates the imbedded operational upside we saw in these properties.”

Key Highlights for the Three Months Ended June 30, 2016:

•	Increased same-store revenues and net operating income (“NOI”) by 11.0% and 7.8%, respectively, for the three months ended June 30, 2016 compared to the three months ended June 30, 2015.

•	Increased same-store average physical occupancy by approximately 3.1% to 90.7% for the three months ended June 30, 2016 from 87.6% for the three months ended June 30, 2015.

•	Increased same-store annualized rent per occupied square foot by approximately 7.2% to $13.29 for the three months ended June 30, 2016 from $12.40 for the three months ended June 30, 2015.

Key Highlights for the Six Months Ended June 30, 2016:

•	Increased same-store revenues and NOI by 9.7% and 8.5%, respectively, for the six months ended June 30, 2016 compared to the six months ended June 30, 2015.

•	Increased same-store average physical occupancy by approximately 2.2% to 90.5% for the six months ended June 30, 2016 from 88.3% for the six months ended June 30, 2015.

•	Increased same-store annualized rent per occupied square foot by approximately 6.9% to $11.00 for the six months ended June 30, 2016 from $10.29 for the six months ended June 30, 2015.

Acquisitions:

During the quarter ended June 30, 2016 we acquired the following 23 properties for a total purchase price of approximately $368 million:

•	On April 20, 2016, we purchased seven self storage facilities, five of which are located in Ohio and two of which are located in Indiana. We acquired the seven properties for a purchase price of $18.0 million, plus closing costs and acquisition fees. The seven facilities collectively have approximately 3,210 units and 384,400 rentable square feet.

•	On April 29, 2016, we purchased a self storage facility located in Port St. Lucie, Florida. We acquired the Port St. Lucie property from an unaffiliated third party for a purchase price of approximately $9.3 million, plus closing costs and acquisition fees. The facility has approximately 530 units and 59,000 rentable square feet.

•	On May 9, 2016, we purchased a self storage facility located in Sacramento, California. We acquired the Sacramento property from an unaffiliated third party for a purchase price of approximately $8.2 million, plus closing costs and acquisition fees. The facility has approximately 530 units and 62,200 rentable square feet.

•	On May 18, 2016, we purchased two self storage facilities located in the metropolitan area of Oakland, California. We acquired the Oakland properties from an unaffiliated third party for a purchase price of approximately $49.9 million, plus closing costs and acquisition fees. The Oakland properties collectively have approximately 1,940 units with approximately 224,600 net rentable square feet.

•	On June 1, 2016, we purchased 11 self storage facilities located in Florida and Maryland. We acquired the 11 self storage facilities from an unaffiliated third party for a purchase price of approximately $274.9 million plus closing costs and acquisition fees. The 11 properties collectively have approximately 9,540 units with approximately 1,171,700 net rentable square feet.

•	On June 14, 2016, we purchased a self storage facility located in Sonoma, California. We acquired the Sonoma property from an unaffiliated third party for a purchase price of approximately $7.4 million, plus closing costs and acquisition fees. The facility has approximately 340 units with approximately 44,600 net rentable square feet.

Subsequent to June 30, 2016, on July 28, 2016, we purchased a self storage facility located in Las Vegas, Nevada. We acquired the Las Vegas property from an unaffiliated third party for a purchase price of approximately $13.9 million, plus closing costs and acquisition fees. The facility has approximately 770 units with approximately 106,800 net rentable square feet.

Capital Transactions:

Debt Transactions

In connection with the acquisition of the two properties in Oakland, California, we assumed a loan for $20 million. In connection with the acquisition of the 11 properties in Florida and Maryland, we borrowed $100 million on our amended credit facility with KeyBank and also borrowed $105 million on a term loan secured by the properties, and an additional $30 million on an unsecured loan, both with KeyBank.

Subsequent to June 30, 2016, on July 28, 2016, we entered into a CMBS loan agreement with KeyBank in which we borrowed $95 million. The CMBS loan has an initial term of ten years, maturing on August 1, 2026. Monthly payments due under the loan are interest-only for the first five years and payments reflecting a 30-year amortization schedule begin thereafter. The loan bears interest at 3.89%. The proceeds of the CMBS loan were primarily used to pay down the amended KeyBank credit facility.

Equity Raise

As of June 30, 2016, we had issued approximately 38.8 million Class A Shares and approximately 3.4 million Class T Shares in our Offering for gross proceeds of approximately $388.6 million and approximately $33.4 million, respectively.

Quarterly Dividend:

On June 9, 2016, our board of directors declared a distribution rate for the third quarter of 2016 of $0.00163934426 per day per share on the outstanding shares of common stock payable to both Class A and Class T stockholders of record of such shares as shown on our books at the close of business on each day during the period, commencing on July 1, 2016 and continuing on each day thereafter through and including September 30, 2016. The distribution to the Class T stockholders will be reduced by the stockholder servicing fee due from the Class T stockholders. Such distributions payable to each stockholder of record during a month will be paid the following month.

About Strategic Storage Trust II, Inc.:

SST II is a public non-traded REIT that focuses on the acquisition of stabilized, income producing self storage properties. The SST II portfolio currently consists of 64 operating self storage facilities located in 14 states and Toronto, Canada, comprising approximately 40,820 self storage units and approximately 4,670,000 net rentable square feet of storage space.

About SmartStop Asset Management, LLC:

SmartStop Asset Management, LLC is a diversified real estate company with a managed portfolio that currently includes approximately 58,000 self storage units and approximately 6.6 million rentable square feet and nearly $1 billion of real estate assets under management. The company is the asset manager for 87 self storage facilities located throughout the United States and Toronto, Canada. SmartStop Asset Management is the sponsor of SST II and Strategic Storage Growth Trust, Inc. (SSGT), a public non-traded REIT focusing on opportunistic self storage assets. The facilities offer affordable and accessible storage units for residential and commercial customers. In addition, they offer secure interior and exterior storage units as well as outside storage areas for vehicles, RVs and boats. Additional information is available at www.smartstopassetmanagement.com.

This press release may contain certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements can generally be identified by our use of forward-looking terminology such as “may,” “will,” “expect,” “intend,” “anticipate,” “estimate,” “believe,” “continue,” or other similar words. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from the expectations, intentions, beliefs, plans or predictions of the future expressed or implied by such forward-looking statements. These risks, uncertainties and contingencies include, but are not limited to: uncertainties relating to changes in general economic and real estate conditions; uncertainties relating to the implementation of our real estate investment strategy; uncertainties relating to financing availability and capital proceeds; uncertainties relating to the closing of property acquisitions; uncertainties related to the timing and availability of distributions; and other risk factors as outlined in the Company’s public filings with the Securities and Exchange Commission. This is neither an offer nor a solicitation to purchase securities.

STRATEGIC STORAGE TRUST II, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited)

	June 30, 2016	December 31, 2015
ASSETS
Real estate facilities:
Land	$214,398,537	$47,653,000
Buildings	353,189,773	97,941,472
Site improvements	30,953,600	10,650,078

	598,541,910	156,244,550
Accumulated depreciation	(7,621,582)	(3,755,709)

	590,920,328	152,488,841
Construction in process	1,126,544	385,408

Real estate facilities, net	592,046,872	152,874,249
Cash and cash equivalents	12,566,872	28,104,470
Restricted cash	546,935	410,492
Other assets	9,040,925	6,017,845
Debt issuance costs, net of accumulated amortization	2,983,282	2,128,806
Intangible assets, net of accumulated amortization	15,150,590	3,910,966

Total assets	$632,335,476	$193,446,828

LIABILITIES AND EQUITY
Secured debt	$290,126,612	$23,029,775
Accounts payable and accrued liabilities	6,965,516	2,146,253
Due to affiliates	292,322	208,483
Distributions payable	2,043,619	986,886

Total liabilities	299,428,069	26,371,397

Commitments and contingencies
Redeemable common stock	4,801,445	1,223,483

Equity:
Strategic Storage Trust II, Inc. equity:
Preferred stock, $0.001 par value; 200,000,000 shares authorized; none issued and outstanding at June 30, 2016 and December 31, 2015	—	—
Class A common stock, $0.001 par value; 350,000,000 shares authorized; 38,807,307 and 20,684,791 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	38,807	20,685
Class T common stock, $0.001 par value; 350,000,000 shares authorized; 3,437,723 and 608,982 shares issued and outstanding at June 30, 2016 and December 31, 2015, respectively	3,438	609
Additional paid-in capital	374,432,741	187,434,752
Distributions	(13,587,017)	(3,893,528)
Accumulated deficit	(32,916,659)	(17,687,326)
Accumulated other comprehensive income	172,695	—

Total Strategic Storage Trust II, Inc. equity	328,144,005	165,875,192

Noncontrolling interests in our Operating Partnership	(38,043)	(23,244)

Total equity	328,105,962	165,851,948

Total liabilities and equity	$632,335,476	$193,446,828

STRATEGIC STORAGE TRUST II, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenues:
Self storage rental revenue	$9,721,596	$4,365,253	$15,918,438	$7,300,982
Ancillary operating revenue	77,593	122,959	115,340	194,010

Total revenues	9,799,189	4,488,212	16,033,778	7,494,992

Operating expenses:
Property operating expenses	3,607,594	1,580,826	6,104,458	2,770,932
Property operating expenses – affiliates	1,214,278	546,490	1,915,587	971,423
General and administrative	754,098	460,218	1,448,866	855,898
Depreciation	2,436,412	910,421	3,893,696	1,485,357
Intangible amortization expense	2,853,212	1,597,581	4,707,977	2,588,640
Acquisition expenses—affiliates	6,632,826	374,238	8,256,031	2,418,441
Other property acquisition expenses	1,210,299	143,372	2,431,030	448,088

Total operating expenses	18,708,719	5,613,146	28,757,645	11,538,779

Operating loss	(8,909,530)	(1,124,934)	(12,723,867)	(4,043,787)
Other income (expense):
Interest expense	(1,290,001)	(779,038)	(1,772,208)	(1,310,612)
Interest expense—Accretion of fair market value of secured debt	107,286	22,448	143,012	41,663
Interest expense—Debt issuance costs	(601,455)	(144,786)	(819,563)	(241,535)
Other	(35,810)	35,495	(65,538)	(16,749)

Net loss	(10,729,510)	(1,990,815)	(15,238,164)	(5,571,020)
Less: Distributions to preferred unitholders in our Operating Partnership	—	(1,644,706)	—	(2,759,675)
Less: Accretion of preferred equity costs	—	(428,916)	—	(758,601)
Net loss attributable to the noncontrolling interests in our Operating Partnership	5,381	26,800	8,831	71,930

Net loss attributable to Strategic Storage Trust II, Inc. common stockholders	$(10,724,129)	$(4,037,637)	$(15,229,333)	$(9,017,366)

Net loss per Class A share – basic and diluted	$(0.27)	$(1.36)	$(0.46)	$(3.46)
Net loss per Class T share – basic and diluted	$(0.27)	$—	$(0.46)	$—

Weighted average Class A shares outstanding – basic and diluted	36,939,428	2,968,500	31,012,035	2,606,780
Weighted average Class T shares outstanding – basic and diluted	2,855,018	—	1,946,388	—

ADDITIONAL INFORMATION REGARDING NOI

Net Operating Income (“NOI”)

NOI is a non-GAAP measure that we define as net income (loss), computed in accordance with GAAP, generated from properties before corporate general and administrative expenses, asset management fees, interest expense, depreciation, amortization, acquisition expenses and other non-property related expenses. We believe that NOI is useful for investors as it provides a measure of the operating performance of our operating assets because NOI excludes certain items that are not associated with the operation of the properties. Additionally, we believe that NOI is a widely accepted measure of comparative operating performance in the real estate community. However, our use of the term NOI may not be comparable to that of other real estate companies as they may have different methodologies for computing this amount.